EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Electronic Data Systems Corporation:

We consent to the use of our report incorporated herein by reference from the EDS Annual Report on Form 10-K for the year ended December 31, 2002 and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Dallas, Texas

October 2, 2003